CONTRACT


     This contract is made and entered into on this 8th day of March, 1997, by and between Dillard Department Stores, Inc., a Delaware corporation with its principal place of business in Little Rock, Pulaski County, Arkansas (hereinafter called "DDS") and William Dillard, an individual residing in Little Rock, Pulaski County, Arkansas (hereinafter called "Dillard").

                      W I T N E S S E T H:

     WHEREAS, DDS is a Delaware corporation with its corporate headquarters in Little Rock, Pulaski County, Arkansas, and Dillard serves as Chairman of the Board of Directors and Chief Executive
Officer of DDS;

     WHEREAS, Dillard serves in the above capacity by election of the Board of Directors of DDS;

     WHEREAS, the Board of Directors of DDS desires to ensure that DDS will continue to receive the advice and counsel of Dillard on a consulting basis after the time he should choose to retire from full-time employment by DDS;

     WHEREAS, the Board of Directors of DDS further desires to retain for as long a period of time as possible the public image of DDS as created and personified by Dillard;

     WHEREAS, Dillard and DDS entered into a contract dated October 17, 1990 (the "1990 Contract"), which outlined the terms pursuant to which Dillard would provide consulting services to DDS following Dillard's retirement; and

     WHEREAS, Dillard and DDS now desire to enter into this contract to replace the 1990 Contract.

     NOW, THEREFORE, Dillard and DDS now enter into this contract upon the terms and conditions hereinafter set forth:

     I. Dillard, having attained the age of 65 on September 2, 1979, may elect to retire from full-time employment by DDS at the end of any calendar month by giving ninety (90) days written notice to the Board of Directors or the Executive Committee of DDS.

     II. At all times after the effective date of the retirement of Dillard in accordance with the provisions set forth in Paragraph I, Dillard agrees to make himself available on a reasonable basis to provide consulting services to the Board of Directors and officers of DDS and further agrees not to compete with DDS.

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     III. Upon his retirement as set forth in Paragraph I, Dillard shall be paid for the remainder of his lifetime, as a consulting fee, an annual amount equal to one and one-half percent (1-1/2%) of the average of the five highest amounts of total annual compensation paid to Dillard by DDS for his employment during such fiscal years multiplied by his total years of employment with DDS. Dillard's employment shall be deemed to have begun January 1, 1938. The annual fee is to be paid in twelve (12) equal monthly installments beginning as of the first day of the month following the date of retirement. On the third anniversary of the retirement of Dillard and every three (3) years thereafter, the annual fee will be adjusted for the increase in the Consumer Price Index for all cities published by the Bureau of Labor Statistics of the United States Department of Labor using the index number for the month of Dillard's retirement as the base number. Each adjustment shall be calculated by multiplying the fee determined in the first sentence of this Paragraph III by a fraction the numerator of which shall be the Index number for the month preceding the month in which the adjustment is to be made and the denominator of which shall be the base number.

     IV. If, in the opinion of a competent and disinterested physician, Dillard shall become disabled, physically or mentally, so as to be unable to continue his full-time duties as directed by the Board of Directors, or to perform consulting services after retirement as provided in Paragraph II, Dillard shall be paid for the remainder of his lifetime an amount equal to the consulting fee that would have been paid under the provisions of Paragraph III.

     V. Upon the death of Dillard, whether while serving in a full-time capacity or while being compensated following retirement pursuant to Paragraph III or disability pursuant to Paragraph IV, DDS shall make the payments referred to in Paragraph III to Dillard's wife, Alexa Dillard, for the remainder of her lifetime beginning on the first day of the month following the month of Dillard's demise.

     VI. So long as Dillard shall perform the consulting services referred to in Paragraph II, he shall be entitled to participate in all fringe benefits as may be authorized and adopted from time to time by DDS.

     VII. This agreement is drawn to be effective in and shall be constructed in accordance with the laws of the state of Arkansas. This agreement shall inure to the benefit of, and shall be binding upon, the respective parties, their heirs, successors, and assigns; provided, however, Dillard shall not have the right to transfer or assign his benefits hereunder.

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     IN WITNESS WHEREOF, DDS and Dillard have executed this
agreement on the day and year first above written.

                              DILLARD DEPARTMENT STORES, INC.


                         By:  /s/ James I. Freeman
                              Its Senior Vice President


ATTEST:

/s/ James E. Darr, Jr.


                              /s/ William Dillard
                                   William Dillard